Exhibit 99.1

Cantel Medical Corp.
150 Clove Road
Little Falls, New Jersey 07424 http://cantelmedical.com

MEDIA RELEASE  •  MEDIA RELEASE  •  MEDIA RELEASE

Cantel Medical Announces Record Financial Results for

Third Quarter 2016

•                  Sales Growth of 22.8%

•                  Organic Sales Growth of  17.6%

•                  US GAAP EPS of $0.34 vs. $0.30

•                  Adjusted EPS of $0.44 vs. $0.35

•                  US GAAP Net Income Growth of 13.5%

•                  Adjusted Net Income Growth of 24.1%

LITTLE FALLS, New Jersey (June 8, 2016) ... CANTEL MEDICAL CORP. (NYSE:CMN) today reported US GAAP net income of $14,019,000, or $0.34 per diluted share, on a 22.8% increase in sales to a record $173,703,000 for the third quarter ended April 30, 2016. This compares with US GAAP net income of $12,356,000 or $0.30 per diluted share, on sales of $141,508,000 for the third quarter ended April 30, 2015. For the nine months ended April 30, 2016, the Company reported record US GAAP net income of $43,662,000, or $1.05 per diluted share on a 17.4% increase in sales to a record $485,753,000. This compares with US GAAP net income of $34,680,000, or $0.83 per diluted share, on sales of $413,749,000 for the nine months ended April 30, 2015.

Under non-GAAP financial measures, adjusted net income this quarter increased 24.1% to $18,243,000 or $0.44 per diluted share, compared with adjusted net income of $14,697,000, or $0.35 per diluted share for the same quarter last year. For the nine months ended April 30, 2016, the Company reported a 20% increase in adjusted net income to $52,776,000 or $1.26 per diluted share compared to adjusted net income for the nine months ended April 30, 2015 of $43,979,000 or $1.06 per diluted share.

Andrew Krakauer, Cantel’s Chief Executive Officer stated, “We are pleased to have delivered record sales and adjusted earnings performance this quarter.  Our 22.8% reported sales growth can be broken down into strong organic growth of 17.6%, a 0.6% decline due to foreign currency translation, with acquisitions making up the remaining 5.8% demonstrating the continued success of our acquisition program. The majority of this quarter’s excellent performance was driven by the Endoscopy business. All three of our major business units including Water Purification and Filtration and Healthcare

Disposables, in addition to Endoscopy, have greatly benefited from continued investments in new product development, sales and marketing programs and the integration of recent acquisitions. We are also pleased to report gross margins improved approximately 130 basis points compared with the same quarter last year.”

Krakauer added, “Our Endoscopy segment led sales growth for the Company this quarter with a remarkable year-over-year increase of 44.2%, of which 33.1% was organic. This fast growing segment represented 53% of Cantel’s total revenue this quarter. All product categories in this segment were strong including procedure room products, reprocessing equipment, disinfectants, as well as service and spare parts.  Our exceptional growth and record sales volumes continued to be led by our dedicated United States sales and service team.

In our Healthcare Disposables segment, quarterly sales increased by over 20.3% compared to the same period last year. Organic sales growth was 13.4%. While last year’s sales were unusually low, this quarter’s performance was a record with several categories delivering very strong growth, including dental waterlines and sterility assurance products.  On a further positive note, sales from our newly acquired NAMSA’s Sterility Assurance Products Division have been very strong and exceeded our expectations. This acquisition reflects our continued focus on sterility assurance as a key growth driver for our Healthcare Disposables segment. Compared to the same quarter last year, sales in our Water Purification and Filtration unit were lower by less than 1%. Organic sales growth was flat in this segment as growth in consumables were offset by some lower equipment and service revenue. We did see a good increase in orders, and backlog is now at an all-time record level which bodes well as we enter fiscal year 2017. Overall for Cantel, the strong revenue growth drove record adjusted net income.”

The Company further reported that its balance sheet at April 30, 2016 included current assets of $225,929,000, including cash of $25,498,000, a current ratio of 2.5:1, gross debt of $132,000,000 and stockholders’ equity of $447,638,000.  Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash flow and EBITDAS. Compared to the first nine months of last year, Cash Flow from Operations and Adjusted EBITDAS grew by 55% and 21%, respectively to $51.8 million and $100.3 million, respectively.”

Conference Call/Webcast Information

The Company will hold a conference call to discuss the results for the third quarter ended April 30, 2016 on Wednesday, June 8, 2016 at 11:00 AM Eastern time. To participate in the conference call, dial (877) 407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Wednesday, June 8, 2016 at 2:00 PM through midnight on August 8, 2016 by dialing (877) 660-6853 and using conference ID # 13638600.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=175058.  A replay of the webcast

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will be available on PrecisionIR for 90 days and via the investor relations page of the Cantel web site.

For further information, visit the Cantel website at www.cantelmedical.com.

About Cantel Medical

Cantel Medical is a leading global company dedicated to delivering innovative infection prevention products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives.  Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

Contacts:	Milicent Brooks	Richard E. Moyer
	Corporate Communications	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 774-7452	Phone: (212) 554-5466

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CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2016	2015	2016	2015

Net sales	$173,703	$141,508	$485,753	$413,749

Cost of sales	93,382	77,909	261,897	229,045

Gross profit	80,321	63,599	223,856	184,704

Expenses:
Selling	26,887	20,326	70,967	58,994
General and administrative	26,106	18,456	70,555	56,785
Research and development	4,065	3,536	10,899	10,296
Total operating expenses	57,058	42,318	152,421	126,075

Income from operations	23,263	21,281	71,435	58,629

Interest expense, net	871	619	2,487	1,799
Loss on sale of business	—	2,206	—	2,206

Income before income taxes	22,392	18,456	68,948	54,624

Income taxes	8,373	6,100	25,286	19,944

Net income	$14,019	$12,356	$43,662	$34,680

Earnings per common share - diluted	$0.34	$0.30	$1.05	$0.83

Dividends per common share	$—	$—	$0.06	$0.05

Weighted average shares - diluted	41,751	41,591	41,723	41,574

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 30,	July 31,
	2016	2015
Assets
Current assets	$225,929	$188,361
Property and equipment, net	72,551	62,541
Intangible assets, net	119,030	85,836
Goodwill	284,018	241,951
Other assets	5,371	5,342
	$706,899	$584,031

Liabilities and stockholders’ equity
Current liabilities	$91,274	$70,624
Long-term debt	132,000	78,500
Other long-term liabilities	35,987	28,274
Stockholders’ equity	447,638	406,633
	$706,899	$584,031

SUPPLEMENTARY INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

In evaluating our operating performance, we supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (“GAAP”) with certain internally driven non-GAAP financial measures, namely (i) adjusted net income, (ii) adjusted diluted earnings per share (“EPS”), (iii) income before interest, taxes, depreciation, amortization and stock-based compensation expense (“EBITDAS”), (iv) EBITDAS adjusted for atypical items (“Adjusted EBITDAS”) and (v) net debt. These non-GAAP financial measures are indicators of the Company’s performance that is not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, shareholders and other readers of our Condensed Consolidated Financial Statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. These non-GAAP financial measures are not intended to be, and should not be, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.

Reconciliations of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS

We define adjusted net income and adjusted diluted EPS as net income and diluted EPS, respectively, adjusted to exclude amortization, acquisition related items, significant reorganization and restructuring charges, major tax events and other significant items management deems atypical or non-operating in nature.

For the three and nine months ended April 30, 2016, we made adjustments to net income and diluted EPS to exclude (i) amortization expense, (ii) significant acquisition related items impacting current operating performance including transaction and integration charges and ongoing fair value adjustments, (iii) costs associated with the retirement of our Chief Executive Officer and (iv) with respect to the nine months ended April 30, 2016, the impact of favorable tax legislation to arrive at our non-GAAP financial measures, adjusted net income and adjusted EPS.

For the three and nine months ended April 30, 2015, we made adjustments to net income and diluted EPS to exclude (i) amortization expense, (ii) significant acquisition related items impacting current operating performance including transaction and integration charges and ongoing fair value adjustments, (iii) the loss on sale of our Speciality Packaging business and (iv) the impairment of an acquired license to arrive at our non-GAAP financial measures, adjusted net income and adjusted EPS.

Amortization expense is a non-cash expense related to intangibles that were primarily the result of business acquisitions. Our history of acquiring businesses has resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. The removal of amortization from our overall operating performance helps in assessing our cash generated from operations including our return on invested capital, which we believe is an important analysis for measuring our ability to generate cash and invest in our continued growth.

Acquisition related items consist of (i) fair value adjustments to contingent consideration and other contingent liabilities resulting from acquisitions, (ii) due diligence, integration, legal fees and other transaction costs associated with our acquisition program and (iii) acquisition accounting charges for the amortization of the initial fair value adjustments of acquired inventory and deferred revenue. The adjustments of contingent consideration and other contingent liabilities are periodic adjustments to record such amounts at fair value at each balance sheet date. Given the subjective nature of the assumptions used in the determination of fair value calculations, fair value adjustments may potentially cause significant earnings volatility that are not representative of our operating results. Similarly, due diligence, integration, legal and other acquisition costs associated with our acquisition program, including acquisition accounting charges relating to recording acquired inventory and deferred revenue at fair market value, can be significant and also adversely impact our effective tax rate as certain costs are often not tax-deductible. Since all of these acquisition related items are atypical and often mask underlying operating performance, we excluded these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

During our three months ended April 30, 2016, we announced the retirement of our Chief Executive Officer and recorded a portion of the costs associated with his retirement in our Condensed Consolidated Financial Statements. Since these costs are atypical and masks our underlying operating performance, we made an adjustment to our net income and EPS for the three and nine months ended April 30, 2016 to exclude such costs to arrive at our non-GAAP financial measures.

Tax legislation was enacted in the United States and internationally that enabled us to record favorable tax benefits in our second quarter of fiscal 2016 relating to the entire calendar 2015. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and is unrepresentative of our normal effective tax rate, we excluded its impact on net income and EPS for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current performance and a comparison to past performance.

Reconciliations of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS (con’t)

On April 7, 2015, we completed the sale of our Specialty Packaging business to a global packaging and service company. Overall, this transaction, including costs associated with the disposition and the recognition of a foreign currency translation gain, resulted in a $2,206,000 loss, or $0.04 in diluted earnings per share, which was recorded in loss on sale of business in our Condensed Consolidated Statements of Income for the three and nine months ended April 30, 2015. Since the divestiture of a business is atypical and non-operating in nature and the loss on sale masks our underlying operating performance, we excluded the loss on sale of business for purposes of calculating these non-GAAP financial measures.

In September 2013, we acquired a license from a third party granting us the exclusive right to manufacture, commercialize, distribute and sell an endoscopy product in its beginning stage of commercialization in exchange for a series of payments, which totaled $1,000,000 by our second quarter of fiscal 2015 and was recorded in other assets in our Condensed Consolidated Balance Sheets. We evaluated this long-lived asset in fiscal 2015 for potential impairment and determined that the future use of this acquired license was unlikely based on a recent product analysis. Accordingly, we deemed the acquired license, together with related fixed assets of $287,000 to be fully impaired and recorded a loss of $1,287,000 during the three and nine months ended April 30, 2015, which was recorded in general and administrative expenses and as reductions in other assets and property and equipment in the Condensed Consolidated Financial Statements. Since the acquisition of the license and subsequent impairment were outside our standard endoscopy business operations, we excluded the impairment of the acquired license for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

The reconciliations of net income to adjusted net income were calculated as follows:

	Three Months Ended		Nine Months Ended
(Amounts in thousands)	April 30,		April 30,
(Unaudited)	2016	2015	2016	2015
Net Income, as reported	$14,019	$12,356	$43,662	$34,680
Intangible amortization (1)	3,346	3,460	9,737	9,648
Acquisition related items (2)	1,682	(2,327)	3,213	1,185
CEO retirement costs (1)	1,162	—	1,162	—
Loss on sale of business	—	2,206	—	2,206
Impairment of acquired license (1)	—	1,287	—	1,287
Income tax benefit on above adjustments (3)	(1,966)	(2,285)	(4,198)	(5,027)
Tax legislative changes (3)	—	—	(800)	—
Adjusted net income	$18,243	$14,697	$52,776	$43,979

(1) Amounts are recorded in general and administrative expenses.

(2) For the three and nine months ended April 30, 2016, acquisition related items of $388 and $959, respectively, were recorded in cost of sales and $1,294 and $2,254, respectively, were recorded in general administrative expenses. For the three and nine months ended April 30, 2015, acquisition related items of $408 and $1,951, respectively, were recorded in cost of sales and ($2,735) and ($766), respectively, were recorded in general administrative expenses.

(3) Amounts are recorded in income taxes.

The reconciliations of diluted EPS to adjusted diluted EPS were calculated as follows:

	Three Months Ended			Nine Months Ended
	April 30,			April 30,
(Unaudited)	2016		2015	2016	2015
Diluted EPS, as reported	$0.34		$0.30	$1.05	$0.83
Intangible amortization, net of tax	0.06		0.05	0.16	0.15
Acquisition related items, net of tax	0.03		(0.06)	0.05	0.01
CEO retirement costs, net of tax	0.02		—	0.02	—
Loss on sale of business, net of tax	—		0.04	—	0.04
Impairment of acquired license, net of tax	—		0.02	—	0.02
Tax legislative changes	—		—	(0.02)	—
Adjusted diluted EPS	$0.44	(1)	$0.35	$1.26	$1.06	(1)

(1) The summation of diluted EPS does not equal the adjusted diluted EPS by $0.01 due to rounding.

Reconciliation of EBITDAS and Adjusted EBITDAS with Net Income

We believe EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduce the Company’s net income. Additionally, we regard EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and is a complement to operating income, net income and other GAAP financial performance measures.

We define Adjusted EBITDAS as EBITDAS excluding the same atypical items as previously described as adjustments to net income. We use Adjusted EBITDAS when evaluating the operating performance of the Company because we believe the exclusion of such atypical items, of which a significant portion are non-cash items, is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period.

The reconciliations of EBITDAS and Adjusted EBITDAS with net income were calculated as follows:

	Three Months Ended		Nine Months Ended
(Amounts in thousands)	April 30,		April 30,
(Unaudited)	2016	2015	2016	2015

Net income, as reported	$14,019	$12,356	$43,662	$34,680

Interest expense, net	871	619	2,487	1,799
Income taxes	8,373	6,100	25,286	19,944
Depreciation	3,061	2,720	8,754	7,573
Amortization	3,346	3,460	9,737	9,648
Loss on disposal of fixed assets	66	172	177	209
Stock-based compensation expense	2,242	1,353	5,837	4,354

EBITDAS	31,978	26,780	95,940	78,207

Acquisition related items	1,682	(2,327)	3,213	1,185
CEO retirement costs	1,162	—	1,162	—
Loss on sale of business	—	2,206	—	2,206
Impairment of acquired license	—	1,287	—	1,287

Adjusted EBITDAS	$34,822	$27,946	$100,315	$82,885

Reconciliation of Debt with Net Debt

We define net debt as long-term debt less cash and cash equivalents. Each of the components of net debt appears in the Condensed Consolidated Balance Sheets. We believe that the presentation of net debt provides useful information to investors because we review net debt as part of our management of our overall liquidity, financial flexibility, capital structure and leverage.

The reconciliations of debt with net debt were calculated as follows:

(Amounts in thousands)	April 30,	July 31,
(Unaudited)	2016	2015

Long-term debt	$132,000	$78,500
Less cash and cash equivalents	(25,498)	(31,720)
Net debt	$106,502	$46,780